Exhibit 99.1

bluebird bio Appoints John O. Agwunobi, M.D. and Douglas A. Melton, Ph.D. to Board of Directors

Cambridge, Mass., June 8, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, today announced that it has appointed John O. Agwunobi, M.D. and Douglas A. Melton, Ph.D. to its Board of Directors.

“We are delighted to welcome Dr. Agwunobi and Dr. Melton to our Board. John’s experience in the government and payor realm will be invaluable as we work to identify and create paths for access to one-time transformative therapies. Doug’s deep scientific expertise in regenerative medicine and stem cell biology will be critical as we continue to innovate to deliver a pipeline of therapies for the long term,” said Nick Leschly, chief bluebird. “With these two esteemed leaders, we are adding to the expertise of our seasoned Board of Directors to prepare us for continued progress and growth at bluebird.”

Since February 2016, John O. Agwunobi, M.D. has served as Chief Health and Nutrition Officer at Herbalife Nutrition Institute (Nasdaq: HLF), responsible for training, education, science strategy and product development. Prior to joining Herbalife, Dr. Agwunobi advised a number of privately-held health-related companies and served as Senior Vice President and President of Health and Wellness for Wal-Mart in the United States, where he grew the business and provided insight and advice on the company’s health reform position. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. Dr. Agwunobi has served on numerous boards, and is currently a director at Magellan Health, Inc. (NASDAQ: MGLN), and at the U.S. African Development Foundation. Dr. Agwunobi is a licensed physician in Florida, Maryland and Washington, D.C.

“I’m excited to be joining the board of bluebird bio, a company with a singular focus on changing the lives of patients,” said Dr. Agwunobi. “In my career, I have had the opportunity to work on some of the most challenging issues in healthcare. I look forward to now working with bluebird as they strive to deliver on the hope of one-time transformative therapies for patients.”

Douglas A. Melton, Ph.D. is the Xander University Professor at Harvard University, where he has been a professor for over thirty years. He has served as the Co-Director of the Harvard Stem Cell Institute since 2004, and also as the Co-Chair of the Department of Stem Cell and Regenerative Biology since 2007. Since 1994, Dr. Melton has been an

Investigator of the Howard Hughes Medical Institute. He was a scientific co-founder of Gilead Sciences, Inc., Curis, Inc. and Semma Therapeutics, Inc.

“bluebird bio is leading the development of rare disease and cancer therapies derived from patients’ own cells, and is uniquely positioned to deliver on the scientific promise of gene therapy,” said Dr. Melton. “I’ve had the privilege to be part of several other companies breaking new ground in science, and I look forward to bringing that experience to bluebird as they continue their pioneering work.”

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma.

bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington and Europe.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s product candidates and research programs. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical trials, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, the risk that our collaborations, including the collaboration with Celgene, will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio Contact:

Investors:

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com